Exhibit 10.28

AGREEMENT AND GENERAL RELEASE

TRAVEL + LEISURE CO. and its affiliates and subsidiaries (the “Company") and NOAH BRODSKY, (hereinafter collectively with his/her heirs, executors, administrators, successors and assigns, “BRODSKY"), mutually desire to enter into this Agreement and General Release, dated March 29, 2022 (the “Agreement Date”), and agree that:

            The terms of this Agreement and General Release are the products of mutual negotiation and compromise between BRODSKY and the Company; and

           BRODSKY fully understands the meaning, effect and terms of this Agreement and General Release; and

           BRODSKY is hereby advised, in writing, by the Company that he/she should consult with an attorney prior to executing this Agreement and General Release; and

           BRODSKY is being afforded at least sixty (60) days from the date BRODSKY receives this Agreement and General Release to consider the meaning and effect of this Agreement and General Release; provided that BRODSKY understands and agrees that BRODSKY cannot execute this Agreement and General Release prior to the Last Date of Employment (as defined below); and

           BRODSKY understands that he/she may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he/she executes this Agreement and General Release, and this Agreement and General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred prior to expiration of the revocation period.  Any revocation within this period must be submitted, in writing, to the Company and state, "I hereby revoke my acceptance of the Agreement and General Release."  Said revocation must be personally delivered, mailed, emailed or faxed to the Company or its designee, and in each case, received by the Company within seven (7) calendar days of execution of this Agreement and General Release; otherwise, the effective date of this Agreement and General Release shall be the 8th calendar day after BRODSKY executes this Agreement and General Release or his Last Day of Employment as defined below, whichever is later (“Effective Date”); and

           BRODSKY has carefully considered other alternatives to executing this Agreement and General Release.

            THEREFORE, BRODSKY and the Company, for the full and sufficient consideration set forth below, agree as follows:

            1.         BRODSKY agrees to remain employed in good standing through the last day of employment on July 1, 2022, subject to change by the Company (“Last Date of Employment” or “Termination Date”). Effective as of April 4, 2022, BRODSKY acknowledges he shall cease serving as an officer, director or fiduciary of the Company and any Company-related entity and continue to report to the Chief Executive Officer in a non-executive capacity until the Termination Date. Other than as set forth below, BRODSKY shall not be eligible for or entitled to any other compensation or benefits from the Company following the Last Date of Employment.

            2.         In accordance with the Letter Agreement dated May 16, 2018 between the parties and in consideration for the execution and non-revocation by BRODSKY of this Agreement and General Release and compliance with the promises made herein, the Company agrees:

a.BRODSKY will receive the following Severance: $1,905,500 in severance pay subject to applicable deductions for taxes, benefits or other amounts required by law. 401(k) contributions will not be deducted from your severance pay. This payment represents 200% of your base salary plus an amount equal to your target annual bonus (the amount referenced in the Letter Agreement).

This payment is subject to, and contingent upon, your execution and non-revocation of the Agreement and General Release within 60 days following the Last Day of Employment. If this condition is satisfied, such payment will be made in the form of a cash lump sum payment in the first payroll period following the date on which the Agreement and General Release become effective and non-revocable.

b.The Company will provide BRODSKY with a neutral reference.  Inquiries should be directed to The Work Number at 1-800-996-7566, which will be advised only as to the dates of BRODSKY’s employment and his/her most recent job title.  Last salary will be provided if BRODSKY has provided a written release for the same.

c.For the avoidance of doubt, BRODSKY is not entitled to any future Company incentive awards or equity rights that may otherwise be provided to officers or employees of the Company after the Agreement Date.

d.To the extent he/she is currently participating therein, BRODSKY shall continue to be eligible to participate in the Company’s Officer Deferred Compensation Plan and/or 401(k) Plan up to and including the Last Date of Employment, in accordance with and subject to the terms thereof.

e.BRODSKY shall continue to be eligible to participate in the Company health plan in which he/she currently participates through the end of the month in which the Last Date of Employment occurs. Regardless of whether BRODSKY signs this Agreement, following the Last Date of Employment, BRODSKY may elect to continue health plan coverage in accordance with and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act or any similar state or local law, at his/her sole expense.

f.Through and until the Last Date of Employment, BRODSKY shall be eligible to continue to use the vehicle provided to him/her through the Company’s executive car lease program in which he/she currently participates, upon the same terms as currently are in effect for him/her. BRODSKY shall have the option to purchase the vehicle on the Last Date of Employment in accordance with and subject to the terms of such executive car lease program. If BRODSKY chooses not to purchase the vehicle, BRODSKY shall relinquish the vehicle to the Company’s Human Resources Department on or before the Last Date of Employment.

    3.    Other than the accelerated vesting referenced in the Letter Agreement, nothing contained herein shall affect the terms of restricted stock shares previously awarded to BRODSKY, if any, previously awarded under the Wyndham Destinations, Inc. 2006 Equity and Incentive Plan, as amended from time to time (“Plan”) which shall continue to be governed under the terms and conditions of the Plan. All other outstanding, unvested award amounts will be forfeited or will lapse as of BRODSKY’S Last Date of Employment.

               4.       BRODSKY understands and agrees that he/she would not receive the Severance referenced in Paragraph 2 above, except for his/her execution and non-revocation of this Agreement and General Release, and the fulfillment of the promises contained herein,.

                5.       BRODSKY, on behalf of himself/herself and his/her heirs, executors, administrators, successors, and assigns, of his/her own free will, knowingly and voluntarily releases and forever discharges the Company and its affiliates and subsidiaries, and each of its and their past, present and future parent entities, subsidiaries, affiliates, divisions, joint ventures, directors, members, officers, executives, employees, agents, representatives, attorneys and stockholders, and any and all employee benefit plans maintained by any of the above entities and their respective plan administrators, committees, trustees and fiduciaries individually and in their representative capacities, and its and their respective predecessors, successors and assigns (both individually and in their representative capacities) (collectively referred to throughout this Agreement and General Release as the “Released Parties”), of and from any and all actions, causes of action, suits, claims, cross-claims, counter-claims, charges, complaints, controversies, actions, promises, demands, debts, and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected (each a “Claim”), which BRODSKY ever had, now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time BRODSKY executes this Agreement and General Release against the Released Parties, including, but not limited to:

a.any and all matters arising out of his/her employment by the Company or any of the Released Parties and the cessation of said employment, and including, but not limited to, any Claims for compensation or benefits, including salary, bonuses, equity awards, severance pay, or vacation pay;

b.arising out of any agreement with any Released Party;

c.arising from or in any way related to awards, policies, plans, programs or practices of any Released Party that may apply to BRODSKY or in which BRODSKY may participate;

d.any Claims under the National Labor Relations Act (“NLRA”), the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested benefits which are not affected by this Agreement and General Release), the Americans With Disabilities Act of 1990, as amended (“ADA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Federal Family and Medical Leave Act (“FMLA”), the Federal Worker Adjustment Retraining Notification Act or any similar state or local law (“WARN”), the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); and;

e.Florida Civil Rights Act; Florida Whistleblower’s Act; Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim; Florida Wage Discrimination Law; Florida Equal Pay Law; Florida AIDS Act; Florida Discrimination on the Basis of Sickle Cell Trait Law; Florida OSHA; Florida Wage Payment Laws; Florida’s Domestic Violence Leave Law; Florida's Preservation and Protection of the Right to Keep and Bear Arms in Motor Vehicles Act of 2008; and

f.any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, act, statute, code, order, judgment, injunction, ruling, decree, writ, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law Claim having any bearing whatsoever on the terms and conditions and/or cessation of his/her employment with the Company including, but not limited to, any allegations for compensatory damages, punitive or exemplary damages, penalties or liquidated damages, losses, liabilities, costs, fees, or other expenses, including reasonable attorneys' fees, incurred in these matters.

BRODSKY understands that BRODSKY may later discover Claims or facts that may be different than, or in addition to, those which BRODSKY now knows or believes to exist with regards to the subject matter of this Agreement and General Release and the releases in this Paragraph 5, and which, if known at the time of executing this Agreement and General Release, may have materially affected this Agreement and General Release or BRODSKY’S decision to enter into it. BRODSKY hereby waives any right or Claim that might arise as a result of such different or additional claims or facts.

               6.         BRODSKY also acknowledges that BRODSKY does not have any current charge against any of the Released Parties pending before any local, state or federal agency regarding his/her employment or termination thereof. BRODSKY represents that BRODSKY has made no assignment or transfer of any right or Claim covered by this Agreement and General Release and BRODSKY agrees that he/she is not aware of any such right or Claim. This Paragraph 6 shall in all respects be subject to Paragraph 15 herein.

7.    Nothing in this Agreement and General Release shall release or impair (a) any right that cannot be waived by private agreement under law, including, but not limited to, any Claims for workers’ compensation or unemployment insurance benefits; (b) any vested rights under any pension or 401(k) plan, and/or (c) any right to enforce this Agreement. Company and BRODSKY acknowledge that BRODSKY cannot waive his/her right to file a charge, testify, assist, or participate in any manner in an investigation, hearing, or proceeding under the federal civil rights laws or federal whistleblower laws.  Therefore, notwithstanding the provisions set forth herein, nothing contained in this Agreement and General Release is intended to nor shall it prohibit BRODSKY from filing a charge with, or providing information to, the United States Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local agency or from participating or cooperating in any investigation or proceeding conducted by the EEOC or other administrative body or governmental agency.  With respect to a Claim for employment discrimination brought to the EEOC or state/local equivalent agency enforcing civil rights laws, BRODSKY waives any right to personal injunctive relief and to personal recovery, damages, and compensation of any kind payable by any Released Party with respect to the Claims released in this Agreement and General Release as set forth in herein to the fullest extent permitted by law.  This Paragraph 7 shall in all respects be subject to Paragraph 15 herein.

            8.        BRODSKY affirms that he/she has not provided, either directly or indirectly, any information or assistance to any non-governmental party who may be considering or is taking legal action against the Released Parties.  BRODSKY understands that if this Agreement and General Release were not signed, he/she would have the right to voluntarily provide information or assistance to any non-governmental party who may be considering or is taking legal action against the Released Parties.  BRODSKY hereby waives that right and agrees that he/she will not provide any such assistance other than the assistance in an investigation or proceeding conducted by the EEOC or other federal, state or local agency, or pursuant to a valid subpoena or court order. This Paragraph 8 shall in all respects be subject to Paragraph 15 herein.

            9.        Except as provided in Paragraph 2 herein, BRODSKY acknowledges and agrees that he/she is not entitled to any other severance payments or benefits under any other severance plan, arrangement, agreement or program of the Company or its parent entities, affiliates or subsidiaries or any of their respective predecessors, successors and/or assigns.
            10.       BRODSKY agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement and General Release including specifically any of the terms of the payment hereunder.  This nondisclosure includes, but is not limited to, members of the media and other members of the public, but does not include an attorney, accountant, family member or representative whom BRODSKY chooses to consult or seek advice regarding his/her consideration of and decision to execute this Agreement and General Release.  This Agreement and General Release shall not be admissible in any proceeding except to enforce the terms herein.  In response to inquiries from individuals other than an attorney, accountant, family member or representative, BRODSKY shall only respond, “I have satisfactorily resolved all of my differences with the Company.”  In the event of disclosure, except pursuant to lawful court order or subpoena, the Company has the right to institute an action against BRODSKY for all available relief. This Paragraph 10 shall in all respects be subject to Paragraph 15 herein.

            11.       BRODSKY represents that he/she has not and agrees that he/she will not in any way disparage or cast in a negative light the Company or any Released Party, their current and former officers, directors and employees, or make, solicit or cause to be made or solicited any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities, subject in all respects to Paragraph 15 herein.

            12.       BRODSKY acknowledges that in connection with his/her employment, BRODSKY has had access to information of a nature not generally disclosed to the public.  BRODSKY agrees to keep confidential and not use or disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information.  “Confidential and Proprietary Information” includes but is not limited to all of the Company’s or any Released Party’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by BRODSKY in the course of his/her employment.  Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written or electronic media.  BRODSKY understands that such information is owned and shall continue to be owned solely by the Released Parties.  BRODSKY agrees that he/she has not and will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information.  BRODSKY acknowledges that he/she has complied and will continue to comply with this commitment, both as an employee and after the termination of his/her employment.  BRODSKY also acknowledges his/her continuing obligations under the Company’s Business Principles and/or the Code of Conduct. This Paragraph 12 shall in all respects be subject to Paragraph 15 herein.

            13.       BRODSKY acknowledges and confirms that he/she has returned all company property to the Company including, but not limited to, all Company Confidential and Proprietary Information in his/her possession, regardless of the format and no matter where maintained. BRODSKY also certifies that all electronic files residing or maintained on any personal computer devices (thumb drives, personal computers or otherwise) will be returned and no copies retained.  BRODSKY also has returned his/her identification card, work-related passwords and computer hardware and software, all paper or computer based files, business documents, and/or other Business Records or Office Documents as defined in the Company’s Document Management Program, as well as all copies thereof, credit and procurement cards, keys and any other Company supplies or equipment in his/her possession.  In addition, BRODSKY confirms that any business related expenses for which he/she seeks or will seek reimbursement have been documented and submitted to the Company.  Finally, any amounts owed to the Company have been paid. This Paragraph 13 shall in all respects be subject to Paragraph 15 herein.

            14.       Further, BRODSKY agrees that for a period of one year following the Last Date of Employment he/she shall not (and shall not attempt to), directly or indirectly:

a.contact, call on, provide advice to, solicit, take away, or divert, and/or influence or attempt to influence any customers, clients, and/or patrons of the Company or any of its successors or assigns;

b.solicit or induce any employee of the Company or any of its successors or assigns to leave the employ of the Company or any of its successors or assigns or take any action to assist any subsequent employer or any other entity in soliciting or inducing any other employee of the Company or any of its successors or assigns to leave the employ of the Company or any of its successors or assigns;

c.hire, engage or employ, or assist in the hire, engagement or employment of, any individual employed by the Company or any of its successors or assigns;

d.to the extent BRODSKY accepted and/or received restricted stock grants pursuant to an Award Agreement executed in or after 2019 under Wyndham Destinations 2006 Equity and Incentive Plan, as amended and restated, and as stated therein, BRODSKY will not, directly or indirectly, for or by BRODSKY, or through, on behalf of, or in conjunction with any other person or entity: (1) own, maintain, finance, operate, invest, engage, or otherwise be involved in any business that is similar to or competes with the Company’s timeshare business (“Competitor”); or (2) provide services to or work for any Competitor as an employee, consultant or agent.

BRODSKY agrees and acknowledges that the period of time of the Restrictive Covenants imposed by this Agreement is fair, and reasonable and necessary under the circumstances and is reasonably required for the protection of the Company.

            15. BRODSKY also acknowledges that in the event he/she breaches any part of paragraphs 6, 7, 8, 9, 10, 11, 12, 13 or 14 herein, the damages to the Company would be irreparable.  Therefore, in addition to monetary damages and/or reasonable attorney fees, the Company shall be entitled to injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the respective covenants contained in this Agreement and General Release without posting a bond.  Furthermore, BRODSKY consents to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

16. Nothing contained in this Agreement and General Release or in any other agreement between the parties or any other policies of the Company or its affiliates is intended to nor shall it limit or prohibit BRODSKY, or waive any right on his/her part, to initiate or engage in communication with, respond to any inquiry from, otherwise provide information to, participate in, cooperate in, testify in, or obtain any monetary recovery from, any federal or state regulatory, self-regulatory, or enforcement agency or authority, as provided for, protected under or warranted by applicable law, in all events without notice to or consent of the Company.

           17.       BRODSKY agrees to cooperate with and make himself/herself readily available to the Company, or any of its successors, assigns, Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which BRODSKY may have knowledge, information or expertise. The Company agrees to reimburse BRODSKY for any reasonable out-of-pocket expenses incurred by BRODSKY by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of BRODSKY’S life in connection with his cooperation in such matters as provided for in this paragraph. BRODSKY acknowledges that his/her agreement to this provision is a material inducement to the Company to enter into this Agreement and General Release and to pay the consideration described in paragraph 2.

           18.       BRODSKY acknowledges and agrees that in the event BRODSKY has been reimbursed for business expenses, but has failed to pay his/her American Express bill related to such reimbursed expenses, the Company has the right and is hereby authorized to deduct the amount of any unpaid American Express Business Card bill from the severance payments or otherwise suspend severance payments in an amount equal to the unpaid business expenses without being in breach of this Agreement and General Release.

      19.       This Agreement and General Release is made in the State of FLORIDA and shall be interpreted under the laws of said State.  Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.  The Company and BRODSKY agree that any action between BRODSKY and the Company shall be resolved exclusively in a federal or state court in FLORIDA, and the Company and BRODSKY hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified to be enforceable to the maximum extent permitted by law; provided, however, that if any provision cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect.  Upon such determination that any term or other provision of this Agreement and General Release is invalid, illegal or unenforceable, this Agreement and General Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable Claims through the date upon which BRODSKY executes this Agreement and General Release. However, if as a result of any action initiated by BRODSKY, any portion of the general release language were ruled to be unenforceable for any reason, the Company may request that BRODSKY promptly return the consideration paid hereunder to the Company.

            20.      BRODSKY agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

            21.       This Agreement and General Release may not be modified, altered or changed except upon express written consent of both the Company and BRODSKY wherein specific reference is made to this Agreement and General Release. BRODSKY shall not assign any rights, or delegate or subcontract any obligations, under this Agreement and General Release. The Company may freely assign all rights and obligations of this Agreement and General Release to any affiliate or successor (including a purchaser of any assets of the Company).

            22.       This Agreement and General Release and the Letter Agreement between the parties dated May 16, 2018 sets forth the entire agreement between the Company and BRODSKY, and fully supersedes any prior agreements or understandings not specifically referenced herein between them, with the exception of the 2006 Equity and Incentive Plan, as amended and restated, 2019, 2020, 2021 and 2022 Award Agreements, any salesperson non-compete, non-solicit or confidentiality agreement, and any dispute resolution agreement between BRODSKY and the Company, which agreements shall survive the termination of BRODSKY’S employment in accordance with its own terms. The Released Parties are intended third-party beneficiaries of this Agreement and General Release, and this Agreement and General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Party hereunder.

23.    This Agreement and General Release may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.
24.     Any Severance payable under this Agreement and General Release shall not be paid until the first scheduled payment date following the Effective Date, with the first such payment being in an amount equal to the total amount to which BRODSKY would otherwise have been entitled during the period following the Last Date of Employment if such deferral had not been required. However, any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which BRODSKY would otherwise have been entitled during the period following the Last Date of Employment, if such deferral had not been required.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement and General Release providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement and General Release, references to a “termination,” “termination of employment” or like terms shall mean “separation from service,” and if BRODSKY is deemed a “specified employee” within the meaning of Section 409A on the Last Date of Employment, then any Severance payable to BRODSKY under this Agreement and General Release during the first six months and one day following the Last Date of Employment that constitutes nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which BRODSKY would otherwise have been entitled during the period following the Last Date of Employment, if such deferral had not been required.
Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement and General Release comply with the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement and General Release shall be interpreted in a manner consistent therewith.
            THE COMPANY AND BRODSKY HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE.  BRODSKY UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE/SHE HAD OR MIGHT HAVE AGAINST THE COMPANY (EXCEPT AS SET FORTH ABOVE); AND HE/SHE ACKNOWLEDGES THAT HE/SHE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, BRODSKY FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. BRODSKY AGREES THAT ANY CHANGES, MATERIAL OR IMMATERIAL TO THIS AGREEMENT AND GENERAL RELEASE, DID NOT RESTART THE SIXTY (60) DAY REVIEW PERIOD.

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

                        ___/s/ Noah Brodsky____________
                        NOAH BRODSKY (WWID 590431)

Signed and sworn before me
this _30_ day of _June__, 2022_

__________________________
Notary Public

TRAVEL + LEISURE CO.

     By:___/s/ Kim Marshall____________
     Name: Kimberly A. Marshall
     Title: Chief Human Resources Officer